AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 19, 1996

                                  by and among

                          AMERICAN CINEMASTORES, INC.,

                           ASCI/SPI ACQUISITION CORP.

                                       AND

                      SUPERIOR/PANORAMIC HAND PRINTS INC.,

                       ROBERT J. STREM, individually, and

                 ROBERT J. STREM and JANET C. STREM, as Trustees

                  of the STREM FAMILY 1993 TRUST U/T/A 11/9/93.






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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.  The Merger..............................................................  2
         1.1.  The Merger...................................................  2
         1.2.  Effective Time...............................................  2
         1.3.  Effect of the Merger.........................................  3
         1.4.  Articles of Incorporation; By-Laws...........................  3
         1.6.  Conversion of Securities.....................................  4

2.  Representations and Warranties as to Superior...........................  6
         2.1.  Organization, Standing and Power.............................  6
         2.2.  Capitalization...............................................  7
         2.3.  Ownership of Superior Common Stock...........................  8
         2.4.  Interests in Other Entities..................................  8
         2.5.  Authority....................................................  9
         2.6.  Noncontravention............................................. 10
         2.7.  Financial Statements......................................... 11
         2.8.  Guaranties to Lender......................................... 14
         2.9.  Absence of Undisclosed Liabilities........................... 14
         2.10.  Properties.................................................. 15
         2.11.  Accounts Receivable; Inventories............................ 16
         2.12.  Absence of Changes.......................................... 17
         2.13.  Litigation.................................................. 17
         2.14.  No Violation of Law......................................... 18
         2.15.  Intangibles................................................. 19
         2.16.  Tax Matters................................................. 20
         2.17.  Insurance................................................... 21
         2.18.  Banks; Powers of Attorney................................... 22
         2.19.  Employee Arrangements....................................... 22
         2.20.  ERISA  ..................................................... 23
         2.21.  Certain Business Matters.................................... 23
         2.22.  Certain Contracts........................................... 24
         2.23.  Customers and Suppliers..................................... 25
         2.24.  Business Practices and Commitments.......................... 26
         2.25.  Approvals/Consents.......................................... 26
         2.26.  Information as to .......................................... 26

3.  Representations and Warranties as to ................................... 28
         3.1.  Organization, Standing and Power............................. 28
         3.2.  Interests in Other Entities.................................. 28
         3.3.  Incorporation Documents and By-Laws.......................... 29
         3.4.  Capitalization............................................... 29
         3.5.  Authority.................................................... 32
         3.6.  Noncontravention............................................. 33
         3.7.  Absence of Litigation........................................ 34
         3.8.  Employee Benefit Plans....................................... 34
         3.9.  Proxy Statement.............................................. 35
         3.10. Securities and Exchange Commission Filings;
                       Financial Statements................................. 36
         3.11.  Stock Issuable in Merger.................................... 38
         3.12.  Properties.................................................. 38

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                                                                           Page
                                                                           ----

         3.13.  Absence of Changes.......................................... 39
         3.14.  No Violation of Law......................................... 40
         3.15.  Intangibles................................................. 40
         3.16.  Tax Matters................................................. 41
         3.17.  Insurance................................................... 42
         3.18.  Banks; Powers of Attorney................................... 43
         3.19.  Employee Arrangements....................................... 43
         3.20.  Certain Business Matters.................................... 44
         3.21.  Certain Contracts........................................... 45
         3.22.  Approvals/Consents.......................................... 45
         3.23.  Information as to ACSI and Subsidiary....................... 46
         3.24.  Tax Matters................................................. 46
         3.25.  ACSI Not Foreign-Owned...................................... 48
         3.26.  Borrowing................................................... 49

4.  Indemnification......................................................... 49
         4.1.  Indemnification by the Trustees and Strem.................... 49
         4.2.  Indemnification by .......................................... 49
         4.3.  Direct Claim................................................. 50
         4.4.  Third Party Claims........................................... 50
         4.5.  Assistance................................................... 52
         4.6.  Exclusive Remedy............................................. 52
         4.7.  Limitations.................................................. 52

5.  Covenants............................................................... 53
         5.1.  Investigation................................................ 53
         5.2.  Consummation of Transaction.................................. 54
         5.3.  Lender/Lessors of Superior................................... 55
         5.4.  Cooperation/Further Assurances............................... 56
         5.5.  Accuracy of Representations.................................. 57
         5.6.  Notification of Certain Matters.............................. 57
         5.7.  Proxy Statement; Registration Statement...................... 58
         5.8.  Broker  ..................................................... 60
         5.9.  Merger Costs................................................. 60
         5.10. Equity Funding............................................... 61
         5.11. No Solicitation of Transactions.............................. 62
         5.12. Employment Agreement Between Strem and ACSI.................. 63
         5.13. Management and Administrative Matters at ACSI................ 63
         5.14. Prohibited Conduct........................................... 64
         5.15. Tax Covenants................................................ 68
         5.16. Working Capital.............................................. 69
         5.17. Reporting.................................................... 69

6.       Closing Conditions ................................................ 69
         6.1.  Conditions to Obligations of ACSI and Subsidiary
                       to Effect the Merger................................. 69
         6.2.  Conditions to Obligations of Superior, the
                       Trustees and Strem to Effect the Merger.............. 75


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                                                                           Page
                                                                           ----

7.  The Closing............................................................. 79
         7.1.  Deliveries by ACSI and Subsidiary at the
                       Closing.............................................. 79
         7.2.  Deliveries by Superior and/or the Trustees at
                       the Closing.......................................... 81
         7.3.  Other Deliveries............................................. 82

8.  Post-Closing Covenants - Operating Facilities........................... 82

9.  Termination, Amendment and Waiver....................................... 83
         9.1.  Termination.................................................. 83
         9.2.  Effect of Termination........................................ 85
         9.3.  Fees and Expenses............................................ 86
         9.4.  Amendment.................................................... 88
         9.5.  Waiver  ..................................................... 88

10.  Survival of Representations and Warranties............................. 88
         11.  Arbitration................................................... 89

12.  General Provisions..................................................... 92
         12.1.  Notices..................................................... 92
         12.2.  Severability................................................ 93
         12.3.  Entire Agreement............................................ 94
         12.4.  No Assignment............................................... 94
         12.5.  Headings.................................................... 94
         12.6.  Governing Law............................................... 94
         12.7.  WAIVER OF JURY TRIAL........................................ 95
         12.8.  Attorneys' Fees............................................. 95
         12.9.  Counterparts................................................ 95


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                          AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER dated as of June 19, 1996 (the "Agreement"), among American CinemaStores, Inc., a Delaware corporation ("ACSI"); ASCI/SPI Acquisition Corp., a California corporation and a wholly-owned subsidiary of ACSI ("Subsidiary"); Superior/Panoramic Hand Prints Inc., a California corporation ("Superior"); Robert J. Strem, an individual residing in California ("Strem"), and each of Robert J. Strem and Janet C. Strem, as trustees of the Strem Family 1993 Trust U/T/A 11/9/93 (the "Trustees").

                              W I T N E S S E T H :

     WHEREAS, Superior is in the business of applying art and design work to towels and wearables (including denim) by means of silkscreen, embroidery, embossing, print (suede and foil) and applique (the "Business"); and

     WHEREAS, ACSI desires to combine Superior's experience in manufacturing and production with its existing marketing and distribution experience; and

     WHEREAS, the Board of Directors of ACSI, the Board of Directors of Subsidiary, ACSI, as the sole shareholder of Subsidiary, and the Board of Directors and the Trustees as all of the stockholders of Superior have (a) determined that it is in the best interests of their respective companies for Superior to be merged with and into Subsidiary upon the terms and subject to the conditions set forth herein; and (b) approved the merger of Superior with and into Subsidiary (the "Merger") in accordance with the General Corporation Law of the State of California ("California Law"), and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. The Merger.

     1.1. The Merger. At the Effective Time (as defined in Subsection 1.2), and subject to and upon the terms and conditions of this Agreement and the California Law, Superior shall be merged with and into Subsidiary, the separate corporate existence of Superior shall cease, and Subsidiary shall continue as the surviving corporation. Subsidiary, as the surviving



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corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 6, Subsidiary and Superior shall cause the Merger to be consummated by filing an Agreement of Merger (the "Agreement of Merger") with the Secretary of State of the State of California in the form of Exhibit 1.2 and making such other filing as may be required by the California Law, in such form as required by and executed in accordance with such laws (the time of the last of such filings to be made being the "Effective Time").

     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of Superior and all debts due Superior shall vest in Subsidiary, and all debts, liabilities, obligations and duties of Superior shall become the debts, liabilities, obligations and duties of Subsidiary.

     1.4. Articles of Incorporation; By-Laws.

          (a) The Articles of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.4(a)), shall be, subject to the name change set forth in the Agreement of Merger, the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Articles of Incorporation.

          (b) The By-Laws of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit 1.4(b)), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law or the Articles of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

     1.5. Directors and Officers of Subsidiary.

          (a) The directors of ACSI, as provided in Section 5.13(a) hereof, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with applicable law, the Articles of Incorporation and By-Laws of the Surviving Corporation until resignation, removal or replacement.

          (b) Except for Strem, who shall at the Effective Time be duly nominated and appointed as President of the Surviving Corporation as provided by Subsection 5.13(b) hereof, the officers of Subsidiary immediately prior to the Effective Time shall constitute the initial officers of the

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Surviving Corporation, in each case to serve at the pleasure of the Board of
Directors of Subsidiary until their respective resignation, removal or placement.

     1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of ACSI, Subsidiary, Superior, the Trustees or Strem:

          (a) Any share of Superior Common Stock (as defined in Subsection 1.6(b) hereof) held in the treasury of Superior shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (b) All of the 1,700 issued and outstanding shares (the "Shares") of the capital stock, having no par value, of Superior (the "Superior Common Stock") shall be converted into the right to receive (i) $1,960,000.00 (the "Cash Consideration") and (ii) 975,000 shares of Common Stock, par value of $.001 per share, of ACSI ("ACSI Common Stock") subject to adjustments pursuant to Subsection 1.6(c) hereof (the "Share Consideration", and together with the Cash Consideration, the "Merger Consideration") against the surrender to Subsidiary of the certificates representing the Shares. The Merger Consideration shall be exchanged pro rata among the Shares.

          (c) To the extent that the Equity Funding (as defined in Subsection 5.10) is by private placement, if, prior to the Effective Date, the offering price per share of any ACSI Common Stock to be sold by such placement is reduced to less than $1.00 per share and, as a result thereof, the number of shares of ACSI Common Stock sold by such placement is increased in order to raise aggregate proceeds of $3.5 million pursuant to the Equity Funding, then the number of shares of ACSI Common Stock constituting the Share Consideration receivable by the shareholders of Superior pursuant to the Merger shall be increased so as to maintain for the holders of Shares the same percentage ownership of shares of ACSI Common Stock (on a fully diluted basis) immediately after the Effective Time as such shareholders would have achieved as if only 3,500,000 shares of ACSI Common Stock were sold pursuant to the Equity Funding.

          (d) Shares of the common stock, par value $.01 per share, of Subsidiary issued and outstanding at the Effective Time shall remain outstanding and unchanged and shall constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

          (e) At the Effective Time, the stock transfer books of Superior shall be closed and there shall be no further registration of transfers of any Shares thereafter.


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          (f) From and after the Effective Time, the holders of certificates evidencing ownership of Shares shall cease to have any rights with respect to the Shares, except as otherwise provided herein or by law.

          (g) Notwithstanding anything to the contrary in this Subsection 1.6, no party hereto shall be liable to a holder of a certificate or certificates formerly representing Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

          (h) No fractional shares of ACSI Common Stock shall be issued in connection with the Merger and the shareholder of Superior will be deemed to have received cash in lieu of any faction of a share, which cash shall be deemed included in the Cash Consideration paid to the shareholders of Superior at the Closing.



     2. Representations and Warranties as to Superior. Each of the Trustees and Strem, jointly and severally, represents and warrants to ACSI and Subsidiary as follows:

     2.1. Organization, Standing and Power. Superior is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on its business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by Superior, or the conduct of its business makes it necessary for Superior to qualify to do business as a foreign corporation, where the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Superior. True and complete copies of the Articles of Incorporation of Superior and all amendments thereof, and of the By-Laws of Superior, as amended to date, have heretofore been furnished to ACSI. Superior's minute books heretofore exhibited to ACSI contain complete and accurate records of all meetings and other corporate actions of Superior's stockholders and Board of Directors (including committees of its Boards of Directors).

     2.2. Capitalization. The authorized capital stock of Superior consists of 10,000 shares of Superior Common Stock, of which 1,700 shares are issued and outstanding. All issued shares of the Superior Common Stock have been duly authorized, validly issued and outstanding and are fully paid and nonassessable and owned of record and beneficially by the

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Trustees. There are no outstanding options, warrants, rights, puts, calls, commitments, exchange, conversion rights, plans or other agreements of any character to which Superior, the Trustees or Strem are a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, or authorized and unissued shares, of Superior Common Stock. There is no personal liability, and there are no preemptive or similar rights, attached to the Superior Common Stock.

     2.3. Ownership of Superior Common Stock. The Trustees have good and marketable title to all of the issued and outstanding shares of Superior Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for federal and state securities law restrictions of general applicability), and on the Closing Date will own all of such Superior Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (except for federal and state securities law restrictions of general applicability), including, but not limited to, any claims by any present or former stockholders of Superior.

     2.4. Interests in Other Entities.

          (a) Superior does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, and (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity, or (B) to share any profits or capital investments or both.

          (b) Except for (A) the Trustees' ownership of 50% of Just Jackets Corporation and (B) Strem's 50% general partnership interest in Wallys of California, neither the Trustees nor Strem (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that business engaged in by Superior or Just Jackets Corporation at the Effective Time (exclusive of ownership of not more than one percent (1%) of the publicly-traded capital stock of corporations engaged in such business, which stock is held solely for investment purposes); (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that business engaged in by Superior or Just Jackets Corporation at the Effective Time; and (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for

                                       -5-





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any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to that business engaged in by Superior or Just Jackets Corporation at the Effective Time, or (B) to share any profits or capital investments or both from an entity engaged in the same or similar business to that business engaged in by Superior or Just Jackets Corporation at the Effective Time.

     2.5. Authority. The execution and delivery by Superior of this Agreement and of all of the agreements to be executed and delivered by Superior pursuant hereto (collectively, the "Superior Documents"), the performance by Superior of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Superior (including, but not limited to, the unanimous consent of the Board of Directors of Superior and the written consent of the Trustees, as all of the stockholders of Superior) and Superior has all necessary corporate power and corporate authority with respect thereto. Strem and the Trustees, as applicable, are individuals having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by either of them pursuant hereto (collectively, the "Strem Documents") and to consummate the transaction consummated hereby and thereby. This Agreement is, and when executed and delivered by Superior, the Trustees, and Strem, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Superior, the Trustees and Strem, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     2.6. Noncontravention. Except as set forth on Schedule 2.6, neither the execution and delivery by Superior or the Trustees of this Agreement or of any other Superior Documents or Strem Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Articles of Incorporation, By-Laws or other constituent documents of Superior, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which

                                       -6-





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either or both of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree to which Superior is subject or any law, statute, rule or regulation of any court or governmental authority having jurisdiction over Superior, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets of Superior (the "Assets"), or (e) interfere with or otherwise adversely affect the ability of Subsidiary to carry on the Business after the Closing Date on substantially the same basis as is now conducted by Superior.

     2.7. Financial Statements.

     (a) Attached as Exhibit 2.7(a) are (i) true, correct and complete copies of the draft audited balance sheet of Superior as at and for the year ended December 31, 1995 (the "Balance Sheet Date"), and the related statements of operations and retained earnings for the fiscal year then ended (the "Draft Financial Statements") and (ii) true, correct and complete copies of the unaudited balance sheets of Superior prepared by management, and the related statement of operations, and related statement of retained earnings for the four
(4) month period ended April 30, 1996 (the "Interim Financial Statements"). The Interim Financial Statements were compiled and prepared by management in conformity with Superior's internal accounting procedures and fairly present the financial position of Superior as at the dates thereof and its results of operations for the periods indicated, subject to normal recurring adjustments and the inclusion of notes which might be required as a result of year-end audit.

     (b) Superior will, prior to the Closing Date, deliver to ACSI copies of the audited balance sheet of Superior at and for the year ended December 31, 1995, together with the related statements of income, stockholders' equity and cash flows as at and for the year ended on such date, certified by Singer, Lewak, Greenbaum & Goldstein, independent certified public accountants, and a copy of such audited statements shall be attached to this Agreement as Exhibit 2.7(b) (collectively, the "Audited Financial Statements"). The Audited Financial Statements, when prepared, shall be in accordance with GAAP, consistently applied, and present fairly the financial position of Superior as at the date thereof and the results of operations for the periods and the cash flow indicated and the balance sheets included therein present fairly as of their respective dates the financial condition of Superior. All material liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Audited Financial Statements shall have been disclosed in the balance sheets included in the Audited Financial Statements or in notes

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to the Financial Statements. The statements of operations, and statements of retained earnings and cash flows included in the Audited Financial Statements, when prepared, shall present fairly the results of operations, retained earnings and cash flows of Superior for the periods indicated, and the notes included in such Audited Financial Statements shall present fairly the information purported to be shown thereby. The statements of operations included in the Audited Financial Statements, when prepared, shall not contain any items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein. The Audited Financial Statements shall not differ in any materially adverse respect, taken as a whole or with respect to any individual line item, from the Draft Financial Statements and the Interim Financial Statements (the parties hereto agree that any changes due to or related to any actions or inactions by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank and the report of such waiver or nonwaiver upon the form of auditor's opinion issued by Singer, Lewak, Greenbaum & Goldstein shall not be deemed to be materially adverse). The books and records of Superior are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Superior as set forth in the Audited Financial Statements.

     2.8. Guaranties to Lender. Schedule 2.8 hereto is a complete and accurate list and summary description of all written guaranties heretofore issued by Strem or his wife or the Trustees to any bank or other lender in connection with any credit facilities extended by such creditors to Superior and issued by Strem or his wife or the Trustees to any lessor or vendor of Superior (collectively, the "Guaranties"), including the name of such creditor, lessor or vendor. All of such guarantees are in full force and effect as of the date hereof. Except as specified in Schedule 2.8, no beneficiary of any such guarantee has demanded payment or performance thereunder since the issuance thereof.

     2.9. Absence of Undisclosed Liabilities. Superior has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, set forth on the balance sheet of the Draft Financial Statements, or (b) incurred in the ordinary course of business since the Balance Sheet Date, including but not limited to the approximate $93,000 loan by ACSI to Superior and the acquisition by Superior of the new film output device, or (c) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in

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accordance with the terms of this Agreement, or arising under contracts or leases listed in such Schedules or other contracts or leases which are omitted from such Schedules in accordance with the terms of this Agreement, or (d) incurred, consistent with past practice, in the ordinary course of business of Superior (in the case of liabilities and obligations of the type referred to in clause (a) above), or (e) incurred because of any actions or inactions by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank.

     2.10. Properties. Superior owns no real estate. Except as set forth on
Schedule 2.10, Superior has marketable title to all of the properties and assets, reflected on the Draft Financial Statements as of the Balance Sheet Date or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (including liens for current Taxes, as defined in Subsection 2.16(c) hereof), pledges, claims, charges and encumbrances of any nature whatsoever (hereinafter collectively, "Liens"), other than Liens not yet due and payable or being contested in good faith by appropriate proceedings, and other than such Liens or imperfections of title, if any, which are not substantial in character, amount or extent and do not materially interfere with the present or continued use of such property or otherwise materially adversely affect the value or transferability thereof or otherwise materially impair the Business or operations of Superior as conducted on the date hereof. Listed separately on
Schedule 2.10 hereof are all plants, structures and material equipment which are owned or leased and utilized in the Business or are material to the condition (financial or otherwise), of Superior, and such plants, structures and equipment are, except for some equipment which is in storage and not in use, in good operating condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used. Schedule 2.10 sets forth all (a) real property which is leased (whether as lessor or lessee) or subject to lease (whether as lessor or lessee) by Superior, or which is subject to a title retention or conditional sales agreement or other security device, and (b) material tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Superior.

     2.11. Accounts Receivable; Inventories. The accounts and notes receivable which are reflected on the Draft Financial Statements as of the Balance Sheet Date are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected thereon (which allowance was established on a basis by Superior consistent with prior practices), and are not subject to offsets other than in the ordinary course of business. The accounts and notes receivable of Superior which were added after the Balance Sheet Date, are good and collectible in the ordinary course of business to at least the extent of 93% of the aggregate amounts recorded in Superior's books of account and are not subject to offsets other than in the ordinary course of business. The inventories reflected on the Balance Sheet and thereafter added consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of Superior. All inventories are stated at the lower of cost or market in accordance with generally accepted accounting principles.

     2.12. Absence of Changes. Since the Balance Sheet Date, there have not been
(a) any material adverse change (other than as is normal in the ordinary course of business, e.g., inventory level changes and other than any changes due to actions or inactions by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of Superior (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Superior of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Superior Common Stock, or (d) any changes in the accounting principles or methods which are utilized by Superior.

     2.13. Litigation. Except as set forth in Schedule 2.13, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of the Trustees and Strem, threatened, against or relating to Superior, the Trustees, Strem, this Agreement, the transactions contemplated hereby or any of the Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Superior, this Agreement, the transactions contemplated, the Business or any of the Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of Superior in any area, or the acquisition by Superior of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Assets.

     2.14. No Violation of Law. Superior is not engaging in any activity or omitting to take any action as a result of which both (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Superior, the Business or any of the Assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) Superior, the Business and/or any of the Assets have been, or may be, materially and adversely affected thereby.

     2.15. Intangibles/Inventions. To the best knowledge of the Trustees and Strem, Superior owns no intellectual property other than possible rights to its tradename. Superior is the licensee from third parties of commercially-available computer software programs. Superior has granted no license to third parties with regard to Superior's intellectual property. Superior has filed no federal or state trademark registrations with regard to its trade name, and Superior makes no representations or warranty with regard to such name. (a) No proceedings have been instituted, are pending, or, to the best knowledge of the Trustees and Strem, are threatened which challenge the rights of Superior with respect to Superior's intellectual property or its use thereof in connection with the Business and/or the Assets or the validity thereof and, to the best knowledge of the Trustees and Strem, there is no valid basis for any such proceedings; (b) neither Superior's ownership of Superior's intellectual property nor its use thereof in connection with the Business and/or the Assets violates any laws, statutes, ordinances or regulations, or to the best knowledge of the Trustees and Strem, has at any time infringed upon or violated any rights of others, or, to the best knowledge of the Trustees and Strem, is being infringed by others; and (c) none of Superior's intellectual property, or Superior's use thereof in connection with the Business and/or the Assets, is subject to any outstanding order, decree, judgment, stipulation or, except as otherwise specifically provided in this Agreement, any lien, security interest or other encumbrance.

     2.16. Tax Matters.

          (a) Superior has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on the Draft Financial Statements are adequate for all accrued and unpaid taxes of Superior as of the Balance Sheet Date, whether (i) incurred in respect of or measured by income of Superior for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. Superior has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Superior has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of the Trustees and Strem, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of Superior have not been examined by the Internal Revenue Service ("the IRS"), nor has the State of California or any taxing authority thereof examined any merchandize, personal property, sales or use tax returns of Superior.

          (b) Superior (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has no knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and
(iii) has no application pending with any governmental authority requesting permission for any change in accounting method.

          (c) As used herein, the term "Taxes" means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

     2.17. Insurance. Schedule 2.17 is a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Assets, the Business, the Trustees and Strem in which Superior is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by Superior with respect to any such policy.

     2.18. Banks; Powers of Attorney. Schedule 2.18 is a complete and correct list showing (a) the names of each bank in which Superior has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Superior.

     2.19. Employee Arrangements. Schedule 2.19 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which any of Superior is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Superior. Said Schedule also lists the names and compensation of all employees of Superior whose earnings during the last fiscal year were $50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year.

     2.20. ERISA. Superior has no "employee pension benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "welfare benefit plan", as such term is defined in Section 3(1) of ERISA, which is maintained by Superior or to which they contribute or are obligated or required to contribute. Superior has not ever maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

     2.21. Certain Business Matters. Except as is set forth in Schedule 2.21,
(a) Superior is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) Superior has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of the Trustees and Strem, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Superior, (d) the product and service warranties given by Superior or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by Superior to
ACSI) entail no greater obligations than are customary in the Business, (e) neither Superior nor the Trustees is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Superior or the Trustees, and (f) Superior is not a party to or bound by any agreement in which any officer, director or stockholder of

Superior (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

     2.22. Certain Contracts. Schedule 2.22 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which Superior is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by Superior (and will be terminable by Subsidiary) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by Superior of $5,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Business or Superior. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by Superior to ACSI. Except as expressly stated on any of such Schedules, (1) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (3) none of them is materially burdensome to Superior; and (4) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals which will not be obtained before the Closing Date, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term.

     2.23. Customers and Suppliers. Superior has previously provided to ACSI a complete and correct list setting forth, as of May 20, 1996, (a) the 20 largest customers of the Business and the amount for which each such customer was invoiced, and (b) the 20 largest suppliers of the Business and the amount of goods and services purchased from each such supplier. Except as set forth on
Schedule 2.23, there are no (i) threatened cancellations by the aforesaid customers or suppliers with respect to the Business, (ii) outstanding material disputes by such customers or suppliers with Superior and the Business, or (iii) material adverse changes in the business relationship between the Business and any such customer or supplier. To the best knowledge of the Trustees and Strem, the aforesaid suppliers and customers will continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

     2.24. Business Practices and Commitments. Superior has, prior to the date of this Agreement, delivered to ACSI a complete and correct description of (a) Superior's rebate and volume discount practice, and obligations, (b) Superior's allowance and customer return practice and obligations, (c) Superior's co-op advertising and other promotional practices, and (d) Superior's warranty practices and obligations, as each of the foregoing relate to Superior's customers and suppliers.

     2.25. Approvals/Consents. Except as set forth on Schedule 2.25, to the best knowledge of the Trustees, and Strem, Superior currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable to Subsidiary without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Schedule 2.25 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. To the best knowledge of the Trustees and Strem, no material violations of the terms thereof have heretofore occurred or are known by the Trustees or Strem to exist as of the date of this Agreement.

     2.26. Information as to Superior.

          (a) None of the representations or warranties made by the Trustees or Strem in this Agreement is, or contained in any of the Superior or Stem Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

          (b) To the extent that the Board of Directors of ACSI determines to solicit proxies from its stockholders in connection with a special meeting of stockholders to approve this Agreement and the Merger, and also in connection with the Equity Funding, any information regarding Superior, the Trustees and Strem included in the Proxy Statement (as defined in Subsection 5.7 hereof) and/or in any Equity Funding Memorandum or in any amendment thereof or supplement thereto, or in any Registration Statement (as defined in Section 5.7(b) hereof), or amendment thereto, filed by ACSI with the Securities and Exchange Commission, with respect to securities issued or to be issued by ACSI will, so long as Superior, Strem, and the Trustees, within five (5) business days of receiving any such memorandum, amendment or supplement, confirm in advance the accuracy of the facts set forth therein relating to Superior, the Trustees or Strem, at the date of mailing to stockholders of ACSI of such Proxy Statement and at the time of the stockholders' meeting to which the Proxy Statement relates (provided that ACSI has amended such Proxy Statement prior thereto to incorporate reasonable changes and additions relating to Superior, the Trustees and Strem requested by Superior, the Trustees or Strem), and at the date of such Equity Funding Memorandum or any such amendment thereof or supplement thereto, or such Registration Statement or amendment thereto, not contain any untrue statement of a material fact regarding Superior, the Trustees, or Strem or omit to state any material fact required regarding Superior, the Trustees, or Strem to be stated therein or necessary in order to make the statements therein regarding Superior, the Trustees, or Strem, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Superior, the Trustees, or Strem with respect to statements made therein based on information supplied by ACSI or the Subsidiary.

     3. Representations and Warranties as to ACSI and Subsidiary. ACSI and Subsidiary, jointly and severally, represent and warrant to Superior, Strem, and the Trustees as follows:

     3.1. Organization, Standing and Power. ACSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted by it. Except as set forth on Schedule 3.1, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by ACSI, or the conduct of its businesses makes it necessary for it to qualify to do business as a foreign corporation.

     3.2. Interests in Other Entities. Schedule 3.2 sets forth a true and complete list of all direct or indirect subsidiaries of ACSI (including the Subsidiary) that are material to the financial condition of ACSI and it subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by ACSI or another of ACSI's subsidiaries. Each of such subsidiaries are duly organized corporations, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and have the requisite corporate power and authority and governmental authority to own, operate or lease the properties that each purports to own, operate or lease and to carry on its business as it is now being conducted.

     3.3. Incorporation Documents and By-Laws. Each of ACSI and Subsidiary have heretofore furnished, or will furnish to Superior, a complete and correct copy of its Certificate or Articles of Incorporation, and the By-Laws, each as amended to date. Such organizational documents are in full force and effect. Neither ACSI nor Subsidiary is in violation of any of the provisions of any of the aforesaid organizational documents.

     3.4. Capitalization. (a) The authorized capital stock of ACSI consists of 15,000,000 shares of ACSI Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (none of which are outstanding or held in the treasury of ACSI). As of the date hereof, (i) 6,892,638 shares of ACSI Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 800,000 shares of ACSI Common Stock are issuable or available for issuance upon exercise of options granted and available for grant under ACSI's stock option plan, as amended, and (iii) 5,225,000 shares of ACSI Common Stock are reserved for future issuance upon exercise of outstanding Redeemable Common Stock Purchase Warrants. Schedule 3.4 sets forth a true and complete list of all outstanding options and warrants as of the date hereof. At the Closing, Schedule 3.4, as then amended, shall set forth all then outstanding shares of ACSI Common Stock and all then outstanding options and warrants as of the Closing Date. Except as contemplated by the Merger and by the Equity Funding and except as set forth on Schedule 3.4, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ACSI or any of its subsidiaries or obligating ACSI or any of its subsidiaries to issue or sell any shares of capital stock of or other equity interests in ACSI or any of its subsidiaries. All shares of ACSI Common Stock issuable upon exercise of outstanding options and warrants, or pursuant to the Merger or in connection with the Equity Funding, will upon payment to ACSI of the exercise purchase price thereof, or upon consummation of the Merger, on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.4, neither ACSI nor any of its subsidiaries is a party to any agreement granting registration rights with respect to any equity or debt securities of ACSI or its subsidiaries. There are no preemptive rights with regard to the capital stock of ACSI or its subsidiaries, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except as set forth in Schedule 3.4 and except for the transactions contemplated by this Agreement (including without limitation the advancement of funds in the form of a loan to Superior in connection with the new printing machine described in Subsection 5.13(i) hereof), there are no outstanding contractual obligations or other commitments or arrangements of ACSI or any of its subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of ACSI Common Stock (or any interest therein) or
(B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or other entity, or (C) issue or distribute to any person any capital stock of ACSI or its subsidiaries, or
(D) issue or distribute to holders of any of the capital stock of ACSI or its subsidiaries any evidences of indebtedness or assets of ACSI or its subsidiaries. All of the outstanding securities of ACSI and Subsidiary have been, and all shares of ACSI Common Stock issuable in connection with the Merger, the Equity Funding, and the exercise of the outstanding options and warrants will be, offered, issued and sold by ACSI in full compliance with applicable federal and state securities laws.

          (b) The outstanding shares of capital stock of each of the subsidiaries of ACSI, including Subsidiary, are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by ACSI, directly or indirectly, free and clear of all security interests, liens, adverse claims, pledges, agreements, limitations on ACSI's voting rights, charges and other encumbrances of any nature whatsoever.

     3.5. Authority. Subject to a determination by the Board of Directors of ACSI that a special meeting of the stockholders of ACSI may be advisable to approve the transaction contemplated by this Agreement, the execution and delivery by ACSI and Subsidiary of this Agreement and of each agreement to be executed and delivered by either of them pursuant hereto (collectively, the "ACSI Documents"), the compliance by each of them with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been (and at the Closing will be) duly and validly authorized by all necessary corporate action on the part of ACSI and Subsidiary, and ACSI and Subsidiary have (and at the Closing will have) all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by ACSI and Subsidiary each other ACSI Document will be, the valid and binding obligation of ACSI or Subsidiary, as the case may be to the extent it is a party thereto, in accordance with the respective terms, thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     3.6. Noncontravention. Except as set forth on Schedule 3.6, neither the execution and delivery by ACSI and/or Subsidiary of any ACSI Document, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either of them of any of its respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Articles or Certificates of Incorporation or By-Laws of either ACSI or Subsidiary, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with, or result in a loss of contractual benefits to, either of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of them is a party or by which either of them or their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree to which ACSI or Subsidiary is subject or any law, statute, rule or regulation of any court or governmental authority having jurisdiction over either of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of their assets, or
(e) interfere with or otherwise adversely affect the ability of ACSI or Subsidiary to carry on its business after the Closing Date on substantially the same basis as is now conducted by it.

     3.7. Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the executive officers of ACSI and Subsidiary, threatened against or relating to ACSI, Subsidiary, this Agreement, the transactions contemplated hereby, or any properties, assets or rights of ACSI or Subsidiary, including but not limited to any such matters before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign. Neither ACSI nor any of its subsidiaries (including Subsidiary), nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which, if enforced, would have a material adverse effect on the business, the results of the operations, cash flows or financial condition of ACSI separately or of ACSI and its subsidiaries taken as a whole.

     3.8. Employee Benefit Plans. ACSI has no "employee pension benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "welfare benefit plan", as such term is defined in Section 3(1) of ERISA, which is maintained by ACSI or to which it contributes or is obligated or required to contribute. Exclusive of any plan, program or arrangement which is required to be maintained pursuant to local laws or practices, Schedule 3.8 lists all material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other material fringe or employee benefit plans, programs or arrangements, and any material employment or compensation agreements, written or otherwise, for the benefit of, or relating to, any employee of ACSI (the "Employee Plans"). Except as otherwise disclosed in Schedule 3.8, none of the Employee Plans is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA. Each Employee Plan is in compliance in all material respects with the requirements prescribed by any and all applicable statutes, orders, or governmental rules or regulations currently in effect with respect thereto, and ACSI and Subsidiary have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Employee Plans.

     3.9. Proxy Statement. (a) No Proxy Statement required to be sent to the stockholders of ACSI in connection with any special meeting of stockholders of ACSI concerning the Merger will, at the date such Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders and at the time of ACSI's stockholders' meeting and at the Effective Time, and (b) no Equity Funding Memorandum used in connection with the Equity Funding, will, at the date of such Equity Funding Memorandum (or any amendment or supplement) and at all times thereafter through the date of the consummation of the Equity Funding, in each case be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for ACSI's stockholders' meeting which shall have become false or misleading. The Proxy Statement, if any, will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     3.10. Securities and Exchange Commission Filings; Financial Statements.

          (a) ACSI has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") since March 21, 1994 (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. ACSI has delivered to Superior, in the form filed with the SEC (including any amendments thereto), its Annual Report on Form 10-K for its fiscal year ended May 31, 1995, and its Quarterly Report on Form 10-QSB for the quarter ended February 29, 1996 (the "February 1996 10-Q"). None of such reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by ACSI, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements contained in the SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the consolidated financial position of ACSI and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flow position for the periods indicated.

          (c) Except as and to the extent set forth on the consolidated balance sheet of ACSI and its subsidiaries as at February 29, 1996, including the notes thereto, and except for possible rescission liabilities with respect to the exercise of certain redeemable common stock purchase warrants and the transactions contemplated hereby, ACSI and its subsidiaries taken as a whole, do not have any liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since February 29, 1996, none of which would, individually or in the aggregate, have a material adverse effect on the financial condition, or results of the operations or cash flows of ACSI and its subsidiaries, on a consolidated basis.

     3.11. Stock Issuable in Merger. The Share Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, except that the shares of ACSI Common Stock constituting the Shares Consideration will be "restricted securities", as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act and will be subject to restrictions on transfers pursuant to such rules and regulations and the laws of applicable states.

     3.12. Properties. ACSI does not own any real estate. Except as set forth on
Schedule 3.12, ACSI has marketable title to all of the properties and assets, reflected on its balance sheets or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all Liens, other than Liens not yet due and payable or being contested in good faith by appropriate proceedings, and other than such Liens or imperfections of title, if any, which are not substantial in character, amount or extent and do not materially interfere with the present or continued use of such property or otherwise materially adversely affect the value or transferability thereof or otherwise materially impair the business operations of ACSI as conducted on the date hereof. All plants, structures and material equipment which are utilized in the business operations of ACSI or are material to the condition (financial or otherwise) of ACSI, are owned or leased by ACSI, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used. Schedule 3.12 sets forth all (a) real property which is leased (whether as lessor or lessee) or subject to lease (whether as lessor or lessee) by ACSI, or which is subject to a title retention or conditional sales agreement or other security device, and (b) material tangible property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease by ACSI.

     3.13. Absence of Changes. Except for any actions taken or to be taken by ACSI to write off the value carried on its balance sheets as of May 31, 1995 of the assets with respect to its terminated retail business (as disclosed in the November 1995 10-Q), there have not been, since February 29, 1996, (a) any material adverse change (other than as is normal in the ordinary course of business, e.g., inventory level changes) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of ASCI (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by ASCI of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the ACSI Common Stock, or (d) any changes in the accounting principles or methods which are utilized by ACSI.

     3.14. No Violation of Law. Neither ACSI nor Subsidiary are engaging in any activity or omitting to take any action as a result of which both (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to either ACSI or Subsidiary, their respective business operations or any of their respective assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (b) ACSI or Subsidiary, their business operations and/or any of their assets have been, or may be, materially and adversely affected thereby.

     3.15. Intangibles/Inventions. To the best knowledge of ACSI, ACSI does not own any intellectual property other than to its tradename, as more particularly set forth on Schedule 3.15 hereof. ACSI is the licensee from third parties of intellectual property with regard to (i) the television series known as "Baywatch", (ii) the television series known as "The Adventures of Hyperman" as well as (iii) commercially-available computer software programs. ACSI has not granted any license to third parties with regard to any of ACSI's intellectual property and (a) no proceedings have been instituted, are pending, or are threatened which challenge the rights of ACSI with respect to its intellectual property, if any, or its use thereof in connection with its business affairs and/or its assets or the validity thereof and, to the best knowledge of ACSI, there is no valid basis for any such proceedings; (b) neither ACSI's ownership of any intellectual property nor its use thereof in connection with its business operations and/or its assets violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (c) neither the intellectual property of ACSI nor its use thereof in connection with its business operations and/or its assets, is subject to any outstanding order, decree, judgment, stipulation or, except as set forth on Schedule 3.15, any lien, security interest or other encumbrance.

     3.16. Tax Matters.

          (a) ACSI has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined in Section 2.16(c) hereof) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on its balance sheets are adequate for all accrued and unpaid taxes of ACSI as of December 31, 1995, whether (i) incurred in respect of or measured by income of ACSI for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. ACSI has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. ACSI has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of ACSI, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of ACSI have not been examined by the IRS, nor have the States of Delaware or California or any taxing authority thereof examined any merchandize, personal property, sales or use tax returns of ACSI.

          (b) ACSI (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code, (ii) has no knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and (iii) has no application pending with any governmental authority requesting permission for any change in accounting method.

     3.17. Insurance. Schedule 3.17 is a complete and correct list and summary description of all contracts and policies of insurance relating to any of the assets of either ACSI or Subsidiary or their respective business operations in which ACSI or Subsidiary is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by either ACSI or Subsidiary with respect to any such policy.

     3.18. Banks; Powers of Attorney. Schedule 3.18 is a complete and correct list showing (a) the names of each bank in which ACSI or Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from either ACSI or Subsidiary.

     3.19. Employee Arrangements. Schedule 3.19 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which ACSI is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of ACSI. Said Schedule also lists the names and compensation of all employees of ACSI whose earnings during the last fiscal year were $50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year.

     3.20. Certain Business Matters. Except as is set forth in Schedule 3.20,
(a) ACSI is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the business operations of ACSI, (b) ACSI has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of ACSI, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the business operations of ACSI, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of ACSI, (d) the product and service warranties given by ACSI or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by ACSI to Superior) entail no greater obligations than are customary in the business operations of ACSI, (e) ACSI is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to ACSI, and (f) ACSI is not a party to or bound by any agreement in which any officer, director or stockholder of ACSI (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

     3.21. Certain Contracts. Schedule 3.21 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which ACSI is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by ACSI without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by ACSI of $5,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the business operations of ACSI. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by ACSI to Superior. Except as expressly stated on any of such Schedules, (1) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (3) none of them is materially burdensome to ACSI.

     3.22. Approvals/Consents. Except as set forth on Schedule 3.22, to the best knowledge of ACSI and Subsidiary, ACSI currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of its business, all of which are in full force and effect. Schedule 3.22 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by ACSI to exist as of the date of this Agreement.

     3.23. Information as to ACSI and Subsidiary. (a) None of the representations or warranties made by ACSI or Subsidiary in this Agreement, or contained in any of the ACSI

Documents to be executed and delivered hereto or in connection with the Equity Funding, if any, or in any Registration Statement or amendment thereto, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     3.24. Tax Matters. As of the Effective Time and thereafter to the extent indicated below:

          (a) Subsidiary is a corporation newly formed under the California Laws for the purpose of the Merger and has conducted no business and owns no assets, real or personal, except such assets of which are required to carry out the obligations of the Surviving Corporation hereunder.

          (b) Subsidiary has conducted no business and owns no assets except assets required to carry out the obligations of Surviving Corporation hereunder.

          (c) As of the date of the Merger, ACSI will be in control of Subsidiary within the meaning of section 368(c)(1) of the Code.

          (d) Following the Merger, Subsidiary will not issue additional shares of its stock that would result in ACSI losing control of Subsidiary within the meaning of section 368(c)(1) of the Code, and in any event ACSI shall not cause, permit or suffer Subsidiary to do so at any time during the two years following the Effective Time without the prior written consent of Strem, which consent shall not be unreasonably withheld or delayed.

          (e) ACSI has no plan or intention to reacquire any ACSI Common Stock issued in the Merger pursuant to this Agreement.

          (f) ACSI has no plan or intention to liquidate Subsidiary; to merge Subsidiary with and into another corporation; to sell or otherwise dispose of the stock of Subsidiary; or to cause, permit or suffer Subsidiary to sell or otherwise dispose of any of the assets of Superior acquired in the Merger, except for any dispositions (x) made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code or (y) which do not result in ACSI losing control of Subsidiary within the meaning of section 386(c) of the Code and in any event ACSI shall not cause, permit or suffer to occur any of the foregoing at any time during the two years following the Effective Time, without the prior written consent of Strem and the Board of Directors of ACSI, which consents shall not be unreasonably withheld or delayed.

          (g) Following the Merger, Subsidiary will continue the Business and, in the course thereof, use substantially all of Superior's business assets in such Business.

          (h) ACSI and Subsidiary are not investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

          (i) No stock of Subsidiary is held or will, at any time during the two years following the Effective Time, be issued to any person, other than (x) stock of Subsidiary issued to ACSI in connection with formation of Subsidiary for purposes of the Merger or (y) stock of Subsidiary issued to persons other than ACSI so long as ACSI retains, at all times, control of Subsidiary within the meaning of section 368(c) of the Code.

          (j) There is no agreement or understanding on the part of ACSI or Subsidiary to take any action which is prohibited by the foregoing provisions of this Section 3.24.

     3.25. ACSI Not Foreign-Owned. ACSI has no knowledge of any foreign (non-United States Person) beneficial holder of ACSI Common Stock; provided, however, that ACSI has not undertaken any independent investigation as to the same.

     3.26. Borrowing. Except as otherwise set forth in the SEC Reports, neither ACSI nor Subsidiary has any notes, loan agreements, indentures, and other contracts evidencing any indebtedness.



     4. Indemnification.

     4.1. Indemnification by the Trustees and Strem. Each of the Trustees and Strem, jointly and severally, hereby indemnifies and agrees to defend and hold harmless each of ACSI and Subsidiary from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a material fact contained in any representation of Superior, the Trustees and/or Strem contained in, or the breach by Superior, the Trustees or Strem of any warranty or covenant made by any one or all of them in, any Superior Document and/or Strem Document.

     4.2. Indemnification by ACSI and Subsidiary. Each of ACSI and Subsidiary, jointly and severally, indemnifies and agrees to defend and hold harmless each of Superior (before the Effective Time) and the Trustees and Strem from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of ACSI and/or Subsidiary contained in, or the breach by ACSI or Subsidiary of any warranty or covenant made by either or both of them in, any ACSI Document.

     4.3. Direct Claim. If a party hereto has a direct claim for indemnity under this Section 4, then such party shall give notice to the other parties, with details of such claim. If the parties hereto cannot reach agreement within 30 days after such notice, then the party with such claim may pursue their claim in arbitration pursuant to Section 11 hereof.

     4.4. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 4.1 or 4.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim, providing such details of the claim (including the claimed amount) as are then known; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided that: (a) all settlements shall require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

     4.5. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

     4.6. Exclusive Remedy. The provisions of this Section 4 shall be the sole and exclusive remedy, other than equitable relief, of the parties hereto.

     4.7. Limitations.

          (a) ACSI and Subsidiary shall not be entitled to any claim for indemnification under this Section 4 until the aggregate amount of losses, for which indemnity is claimed exceeds $50,000, and once such threshold amount is met, then the indemnity shall apply to amounts over such threshold.

          (b) Anything in this Agreement to the contrary notwithstanding, the aggregate liability of the Trustees and Strem under this Section 4 shall in no event exceed, in the aggregate, the Merger Consideration.

          (c) The Trustees and Strem may discharge any indemnity obligation (the "Indemnity Obligations") to ACSI and Subsidiary by paying cash or transferring shares of ACSI Common Stock, pursuant to the following formula: (i) for the first $100,000 of the Indemnity Obligations over and above that threshold amount set forth in paragraph (a) above, by payment in cash only and (ii) for any Indemnity Obligations thereafter, by payment in cash with respect to 40% of such Indemnity Obligations and by transferring back to ACSI shares of ACSI Common Stock, valued as provided herein, with respect to the other 60% of such Indemnity Obligations. For purposes of the foregoing sentence, the ACSI Common Stock held by the Trustees shall be valued at fifty percent (50%) of the average closing price on the NASDAQ Small-Cap Market of ACSI Common Stock for the twenty (20) trading days prior to the date at which the Indemnity Obligations are [A] determined by the arbitration panel in accordance with the provisions of Section 11 hereof or [B] agreed to by the Trustees and ACSI.



     5. Covenants

     5.1. Investigation.

          (a) Between the date hereof and the earlier of the Closing Date or the termination date of this Agreement specified in Section 9 hereof, ACSI and/or Subsidiary, on the one hand, and Superior and/or the Trustees, on the other hand, may, directly and through their representatives, make such investigation of each other corporate party and their respective businesses and assets as each deems necessary or advisable (the entity and/or its representatives making such investigation being the "Investigating Party"), but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours, to all properties, books, contracts, commitments and records of each other, and shall furnish to the other and their representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each of ACSI and Subsidiary, on the one hand, and Superior and the Trustees, on the other, and the respective management, employees, accountants and attorneys of the corporate parties shall cooperate fully with the Investigating Party in connection with such investigation.

          (b) The parties hereto hereby agree that all confidential information of a party to which an Investigating Party obtains access shall be governed by and subject to all of the terms and conditions of the confidentiality letter agreement dated March 5, 1996 ("Confidentiality Agreement") among various parties, including the parties hereto (with ACSI signing on behalf of Subsidiary) and Subsidiary agrees to be bound to the Confidentiality Agreement.

     5.2. Consummation of Transaction. Each of the parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

     5.3. Lender/Lessors of Superior.

          (a) Strem shall use his reasonable efforts to obtain a written waiver, forbearance or similar document from Superior's bank lender, California United Bank with respect to any defaults by Superior or Just Jackets Corporation under any provision of the loan/credit documents, including but not limited to violations of any cross-default provisions as a result of any failure by Superior, the Trustees, or Strem to obtain the necessary consents from equipment vendors, lessors, or licensors of Superior or Just Jackets Corporation.

          (b) Strem shall execute on behalf of Superior a letter announcing the Merger, in the form as mutually agreed to by Strem and Steve Natale (the "Vendor Announcement"), which Vendor Announcement shall be delivered simultaneously at the Closing to any and all vendors for which Strem had personally guaranteed credit lines on behalf of Superior.

          (c) Strem shall use his reasonable efforts to obtain prior to the Closing the consent of the landlord(s) as to the assignment of the office leases set forth on Schedule 2.10 (item 1).

          (d) ACSI, Strem, and his wife shall execute a cross-indemnification agreement, in the form of Exhibit 5.3(d) attached hereto (the "Cross-Indemnity Agreement").

          (e) Strem shall be obligated to pay any penalties, fees, extraordinary costs or additional debt, liability or obligation incurred as a result of releasing Strem from any Guaranty or obtaining any consents and/or transfer of the credit facilities, leases and vendors contracts as contemplated in this
Section 5.3, up to an aggregate amount of $5,000 (collectively, the "Release Fees").

          (f) Notwithstanding anything to the contrary contained in this Section 5.3, Superior, the Trustees and Strem shall not be required to obtain the consent to the Merger from any equipment lessor (which has leased equipment to Superior) or from any computer software licensor.

     5.4. Cooperation/Further Assurances.

          (a) Each of the parties hereto hereby agrees to cooperate fully with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

          (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as ACSI and/or Subsidiary, on the one hand, and/or Superior and/or the Trustees, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     5.5. Accuracy of Representations. Each party hereto agrees that prior to the Closing Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     5.6. Notification of Certain Matters. Superior and the Trustees shall give prompt notice to ACSI and Subsidiary, and ACSI or Subsidiary shall give prompt notice to Superior and the Trustees, as the case may be, of (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Superior and/or the Trustees, on the one hand, and of ACSI and/or Subsidiary, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Subsection
5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.7. Proxy Statement; Registration Statement. (a) To the extent that the Board of Directors for ACSI determines that it is necessary or advisable for a special meeting of the stockholders of ACSI to be held to approve the consummation of the transactions contemplated hereby, ACSI shall cause to be promptly prepared and filed with the SEC a proxy statement (the "Proxy Statement") relating to such special meeting of the holders of ACSI Common Stock at which such Proxy Statement shall solicit, inter alia, the approval of the Merger and the implementation thereof upon the terms and subject to conditions set forth herein, an amendment to ACSI's By-Laws to provide for an increase in the number of directors on ACSI's Board of Directors and the approval of this Agreement. ACSI shall make the decision of whether or not to hold a special meeting of stockholders promptly (and no later than seven (7) days) after the date of this Agreement. ACSI shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable, and Superior and the Trustees shall cooperate with ACSI in providing information deemed necessary or advisable by counsel for ACSI to be included in such Proxy Statement and in obtaining such clearance. Superior and the Trustees shall, within five (5) business days of receipt of such statement, have the right to conduct a reasonable review, to request reasonable changes and to approve portions of the Proxy Statement with respect to the accuracy of information relating to Superior or the Trustees. Promptly after the Proxy Statement has cleared the SEC, ACSI shall thereafter mail the Proxy Statement to the ACSI stockholders. The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the ACSI stockholders and all amendments and supplements thereto, if any, similarly filed and mailed.

          (b) ACSI shall cause to be promptly prepared and filed with the SEC a Post Effective Amendment to its Form SB-2 registration statement (the "Registration Statement") covering certain equity securities of ASCI to be issued. ACSI shall use all reasonable efforts to have the Registration Statement cleared by the SEC as promptly as practicable, and Superior and the Trustees shall cooperate with ACSI in providing information deemed necessary or advisable by counsel for ACSI to be included in such Registration Statement and in obtaining such clearance. Superior and the Trustees shall, within five (5) business days of receipt of such statement, have the right to conduct a reasonable review, to request reasonable changes and to approve portions of the Registration Statement with respect to the accuracy of information relating to Superior or the Trustees. The term "Registration Statement" shall mean such registration statement at the time it initially is mailed to the SEC and all amendments and supplements thereto, if any, similarly filed and mailed.

     5.8. Broker. Each of ACSI, Subsidiary, Superior, the Trustees and Strem represents and warrants to the other parties that, except for the services provided, or to be provided, by The Boston Group, LLP ("Boston") in connection with the Equity Funding (as defined in Subsection 5.9 hereof) undertaken by ACSI, no other broker or finder has been engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder (other than Boston) for broker's fees, finder's fees, commissions or like payments; provided, however, that ACSI shall be responsible for, and shall pay, all expenses and commissions due and owing to Boston, pursuant to any agreement between ACSI and Boston.

     5.9. Merger Costs. Except as otherwise provided in Subsection 9.3 hereof concerning termination of this Agreement, ACSI shall be responsible for, and shall pay, any and all applicable sales taxes, transfer taxes and similar charges resulting from the Merger, and all legal fees, accounting fees, advisor fees (but not the Mentor Group), and other fees and expenses reasonably incurred by Superior, the Trustees and Strem in preparation for or in consummation of the Merger, including such costs arising in connection with all negotiations with ACSI, or its officers or authorized representatives, leading up to the Merger and the preparation of necessary agreements (including this Agreement, the Confidentiality Agreement and the letter of intent). Notwithstanding the foregoing, ACSI shall not be responsible for any costs relating to advice or assistance sought by Strem or any of the principals and/or shareholders of Superior with respect to personal tax planning and money management strategies (including without limitation advice from the Mentor Group with respect to personal tax planning and money management strategies).

     5.10. Equity Funding. The parties hereto each acknowledge that funding in the amount of at least $3,500,000 for the transactions contemplated by this Agreement and the Agreement of even date herewith regarding a merger of Just Jackets Corporation and a subsidiary of ACSI shall be raised by ACSI either by selling in a private placement shares of ACSI Common Stock, calling for redemption and soliciting the exercise of the outstanding redeemable common stock purchase warrants of ACSI presently outstanding, and/or a combination of the two (collectively, the "Equity Funding"), employing the services of Boston as placement or soliciting agent. To effect the Equity Funding, ACSI agrees and covenants to use its best reasonable efforts to negotiate, prepare and enter into such agreements, as well as to take or cause to be taken such actions, as are necessary and proper to promptly effectuate the Equity Funding.

     5.11. No Solicitation of Transactions.

          (a) Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, none of the Trustees, Strem or Superior will, directly or indirectly, through any director, officer, employee, agent or otherwise, solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or Business of, or any equity interest in, Superior, or any business combination with Superior (other than the Merger) or, except to the extent required by fiduciary obligations under applicable law, as advised by counsel in writing, and other than with ACSI and/or Subsidiary, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Except to the extent required by fiduciary obligations under applicable law, as advised by counsel in writing, the Trustees, Strem and Superior shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). The Trustees, Strem and Superior shall promptly notify ACSI if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to ACSI, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

          (b) Prior to the earlier of the Effective Time or the termination of this Agreement, ACSI shall not, directly or indirectly (i) sell a controlling equity interest in ACSI or Subsidiary, (ii) sell all or substantially all of the assets of ACSI or Subsidiary, (iii) merge ACSI or Subsidiary with or into another entity, other than pursuant to the Merger, (iv) purchase the assets or equity interest of another entity, or (v) enter into any negotiations or agreements related to any of the foregoing.

     5.12. Employment Agreement Between Strem and ACSI. At the Closing, each of Strem and ACSI will enter into an employment agreement substantially in the form of Exhibit 5.12 hereto (the "Employment Agreement").

     5.13. Management and Administrative Matters at ACSI. ACSI shall, effective at the Closing, take any and all steps or actions reasonably necessary to effect the following:

          (a) amendment of the By-Laws of ACSI to provide for an increase in the number of directors on the Board of Directors of ACSI from two (2) to five (5) members, whereupon ACSI shall cause the Board to nominate Strem and a nominee of Boston to fill two (2) of the vacancies and thereafter, cause the Board, as then constituted, to nominate two (2) additional directors. Such directors shall serve until their successors are duly elected and qualified, with each to hold office in accordance with the Articles of Incorporation and By-Laws of ACSI.

          (b) nomination and appointment of Strem as President of Subsidiary to serve for a three (3) year term or until his successor is duly elected and qualified in accordance with the Articles of Incorporation and By-Laws of Subsidiary.

          (c) amendment of the ACSI stock option plan currently in effect to provide, in the reasonable determination of the ACSI Board of Directors, for an increase in the number of shares of ACSI Common Stock available for grant of stock options thereunder to directors, officers and employees of ACSI and its subsidiaries.

     5.14. Prohibited Conduct. Each of Superior, the Trustees and Strem, jointly and severally, covenants and agrees that, during the period from the date hereof to the earlier to occur of July 31, 1996, or the Effective Time, except pursuant to the terms hereof or unless ACSI shall otherwise agree in writing, the Business shall be conducted only, and Superior shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Superior shall use its reasonable efforts to preserve intact its Assets, the Business and the business organization of Superior, to keep available the services of the present officers, employees and consultants of Superior, and to preserve the present relationships of Superior with customers, suppliers and other persons with whom Superior has business relations. By way of illustration, and not limitation, neither Superior, the Trustees nor Strem shall, between the date of this Agreement and the earlier to occur of July 31, 1996 or the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of ACSI:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Superior Common Stock, or (ii) split, combine or reclassify any of the Superior Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Superior Common Stock, or otherwise;

          (b) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of Superior Common Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

          (c) (i) increase the compensation payable or to become payable to any officer, director, employees or consultant of Superior, except pursuant to the terms of contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant of Superior or any of its subsidiaries, except pursuant to the terms of contracts, policies and benefit arrangements in effect on the date hereof, or
(iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants of Superior;

          (d) amend the Articles of Incorporation, By-Laws or other comparable charter or organizational documents of Superior or alter through merger, liquidation, reorganization, restructuring, or in any other fashion, the corporate structure or ownership of Superior;

          (e) acquire, or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to Superior, except purchases consistent with past practice and except as otherwise provided for with respect to that new printing machine and new film output device;

          (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Assets, except sales in the ordinary course of business consistent with past practice;

          (g) except for loans from ACSI and except for actions or inactions due to discussions with or actions or inactions by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank, (i) permit Superior to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Superior, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) permit the Trustees or Strem to issue any guaranties of any indebtedness of Superior;

          (h) except in the ordinary course of business and except for matters relating to discussions with or actions or inactions by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank, enter into any agreement, contract, commitment, involving a commitment on the part of Superior to purchase, sell, lease or otherwise dispose of assets or require payment by Superior in excess of $50,000;

          (i) except for the capital expenditures for the purchase of a new printing machine and the purchase of a new film output device, make any material capital expenditures;

          (j) adopt a plan of complete or partial liquidation of Superior or resolutions providing for or authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Superior;

          (k) cause Superior to recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

          (l) change any accounting principles used by Superior, unless required by the SEC or the Financial Accounting Standards Board;

          (m) make any tax election of, or settle or compromise any income tax liability of Superior, which, in the case of any of the foregoing, is material to the business, financial condition or results of the operations of Superior and its subsidiaries, if any, taken as a whole;

          (n) settle or compromise any litigation in which any of Superior is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $5,000 and in the aggregate in an amount in excess of $50,000; and

          (o) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.15. Tax Covenants. The parties intend that the Merger constitutes a tax-free reorganization by statutory merger of Superior with and into Surviving Corporation within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code and corresponding provisions of state income tax law, and the parties agree to file all reports and statements with the IRS and state tax authorities necessary to reflect such status and not to take any position thereon or otherwise that is or would be inconsistent with such treatment.

     5.16. Working Capital. At the Effective Time, ACSI agrees to provide, upon a consolidated basis, not less than $1,000,000 as additional working capital, to Subsidiary and JJI/ASCI Acquisition Corp. (a wholly-owned subsidiary of ACSI), which monies shall be in addition to the monies needed to pay the Cash Consideration and, to the extent necessary, to satisfy any costs associated with assuming, or procuring a new line of credit for the Surviving Corporation in place of, as the case may be, the existing accounts receivable line of credit which Superior has with California United Bank.

     5.17. Reporting. ACSI hereby agrees that for ASCI's financial reporting purposes and for ACSI's tax purposes in connection with the Share Consideration, ACSI shall not utilize a value per share which represents a discount of more than twenty-five percent (25%) from the public closing bid quotation for the ACSI Common Stock (as reported by NASDAQ) on the last NASDAQ trading day prior to the Effective Time.



     6. Closing Conditions

     6.1. Conditions to Obligations of ACSI and Subsidiary to Effect the Merger. The respective obligations of ACSI and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of each of Superior, the Trustees and Strem contained in any Strem Document or Superior Document delivered by either or both of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Performance of Agreements. Each of Superior, the Trustees and Strem, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects conditions contained in any Strem Document or Superior Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by Superior, the Trustees and/or Strem at or prior to the Closing Date.

          (c) Results of Investigation. ACSI and Subsidiary shall be satisfied with the results of any investigation of the business and affairs of Superior undertaken by them pursuant to Subsection 5.1 hereof. For purposes hereof, "satisfactory" shall mean that the results of such investigation do not indicate that a material adverse change has occurred in the condition, financial or otherwise, business, results of operations, cash flows or prospects of Superior from the Interim Financial Statements.

          (d) Audited Superior Financial Statements. ACSI shall have received and reviewed to its satisfaction the Audited Financial Statements of Superior, as at and for the period ending December 31, 1995, reported on by Singer, Lewak, Greenbaum & Goldstein.

          (e) The Equity Funding. The Equity Funding shall have been successfully concluded, resulting in sufficient net proceeds to ACSI to provide for the Cash Consideration and the Merger and at least $1,000,000 to be made available, upon a consolidated basis, to Subsidiary and JJI/ASCI Acquisition Corp., as additional working capital immediately after the Closing.

          (f) The Registration Statement. The Registration Statement shall have been successfully filed and become effective for purposes of the Equity Funding.

          (g) Stockholder Approval. If the Board of Directors of ACSI shall have determined that a special meeting of the stockholders of ACSI shall be called, such meeting shall be duly held and the Merger, the transaction contemplated herein, and the other matters to be voted upon at such meeting as specified in the notice of meeting under the Proxy Statement shall have been approved and adopted by the requisite vote of the stockholders of ACSI.

          (h) Opinion of Counsel for Superior. ACSI and Subsidiary shall have received an opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel for Superior, the Trustees and Strem, dated the Closing Date, in substantially the form of Exhibit 6.1(h) hereto.

          (i) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of ACSI (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

          (j) Consents and Approvals. Subject to the provisions of Section 5.3 hereof, all consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required under this Agreement as a precondition to the performance by Superior, the Trustees and Strem of their respective obligations hereunder and under any agreement attached as Exhibits hereto and delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

          (k) Date of Consummation. The Merger shall have been consummated on or prior to July 31, 1996, or such later date as the parties shall agree by a written instrument signed by all of them.

          (l) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Superior, the Trustees and Strem pursuant hereto, shall be satisfactory in all material respects to ACSI and its counsel.

          (m) No Material Adverse Change. There shall not have occurred after the date hereof, in the reasonable judgment of ACSI, a material adverse change in the financial or business condition of Superior; provided, however, that any change arising out of or related to any action or inaction by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank shall not constitute a material adverse change for purposes hereof.

          (n) Employment Agreement. Strem shall have executed and delivered the Employment Agreement with ACSI.

          (o) Employment. Each of Steve Natale and Christopher Ebert shall have executed and delivered separate employment agreements with ACSI.

          (p) Satisfaction of Officer/Director Loans from Superior. All loans or other indebtedness due from Strem to Superior, including without limitation that certain loan in the amount of $20,000, as reflected on the Balance Sheet, shall have been paid, irrespective of any other due date contained in the documents executed in connection with any such loan or indebtedness.

          (q) Closing Certificate. Strem shall have furnished ACSI and Subsidiary with certificates, executed by him, individually, as President of Superior and, together with Janet C. Strem, as Trustees, dated the Closing Date, to the effect that all the representations and warranties of Superior, the Trustees and Strem are true and complete in all material respects and all covenants to be performed by Superior, the Trustees or Strem at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

          (r) Merger with Just Jackets Corporation. All the transactions to be consummated on or before the closing, pursuant to that certain Agreement and Plan of Merger entered concurrently with this Agreement by and among Just Jackets Corporation, the shareholders thereof, ACSI and a wholly-owned subsidiary of ACSI formed for purposes thereof (the "Jackets Merger"), shall have been effected, including without limitation, the employment agreement between such subsidiary and Bruce Sacks.

          (s) Office Facilities. Strem and Superior shall have made the necessary arrangements to permit the relocation of the principal executive offices of ACSI and Subsidiary to the current office location of Superior.

          (t) Release Fees. Strem shall have paid any Release Fees, as provided in Subsection 5.3(e) hereof, incurred with respect to releasing the Guaranties (defined in Subsection 2.8 hereof) and/or obtaining any consents in accordance with Section 5.3 hereof.

          (u) Lock-Up Agreement. The Trustees shall have executed a lock-up agreement, substantially in the form of Exhibit 6.1(u) hereto (the "Lock-Up Agreement"), to become effective upon the Closing, whereby the Trustees covenants and agrees, for a period of one (1) year from the Effective Time, not to sell, assign, transfer, or otherwise dispose under Rule 144 or other applicable securities law 1,000,000 shares of ACSI Common Stock (held of record or beneficially by it).

          (v) Waiver of California United Bank. Strem shall have obtained a waiver, forbearance or similar document from California United Bank pursuant to Subsection 5.3(a) hereof.

          (w) Cross Indemnity Agreement. Strem shall have executed the Cross-Indemnity Agreement pursuant to Subsection 5.3(d).

     6.2. Conditions to Obligations of Superior, the Trustees and Strem to Effect the Merger. The obligations of Superior, the Trustees and Strem to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of ACSI and Subsidiary contained in any ACSI Documents delivered by either ACSI or Subsidiary or both of them shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Performance of Agreements. Each of ACSI and Subsidiary shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any ACSI Document and required to be performed, observed or complied with, or satisfied or fulfilled, by either or both of them at or prior to the Closing Date.

          (c) Results of Investigation. Superior and the Trustees shall be satisfied with the results of any investigation of the business and affairs of ACSI and Subsidiary undertaken by it or them pursuant to Subsection 5.1 hereof. For purposes hereof, "satisfactory" shall mean that the results of such investigation do not indicate that a material adverse change has occurred in the condition, financial or otherwise, business, results of operations, cash flows or prospects of ACSI and its subsidiaries, taken as a whole, as set forth in the February 1996 10Q filed by ACSI with the SEC.

          (d) Opinion of Counsel for ACSI and Subsidiary. Superior, the Trustees and Strem shall have received an opinion of Tenzer Greenblatt LLP, counsel for ACSI and Subsidiary, dated the Closing Date, in substantially the form of
Exhibit 6.2(d) attached hereto and made a part hereof.

          (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby shall have been instituted or threatened by any person or entity, and which in the reasonable judgment of the Trustees (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

          (f) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by ACSI and Subsidiary of their respective obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

          (g) Date of Consummation. The Merger shall have been consummated on or prior to July 31, 1996, or such later date as the parties shall agree by a written instrument signed by all of them.

          (h) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by ACSI and Subsidiary pursuant hereto, shall be satisfactory in all material respects to the Trustees and its counsel.

          (i) No material Adverse Change. There shall not have occurred after the date hereof, in the reasonable judgment of the Trustees, a material adverse change in the financial or business condition of ACSI or Subsidiary, taken as a whole; provided, however, that any steps taken or to be taken by ACSI to write off the assets with respect to its publicly disclosed terminated retail business or in payment of its legal, banking and audit fees associated with the transactions contemplated by this Agreement shall not constitute a material adverse change for purposes hereof.

          (j) Employment Agreement. ACSI shall have executed and delivered to Strem the Employment Agreement.

          (k) Registration Rights Agreement. ACSI shall have executed and delivered a registration rights agreement, substantially in the form attached hereto as Exhibit 6.2(k) (the "Registration Rights Agreement").

          (l) ACSI Management. ACSI shall have effected each of the matters set forth in Subsection 5.13, to be effective on or immediately after the Effective Time.

          (m) Guarantees/Releases. ACSI shall deliver, or cause to be delivered, to Strem, in the alternative any of (i) the Guaranties; or (ii) releases executed by the guaranteed party to whom the guaranties were delivered by Strem releasing him from liability thereunder; or (iii) the Cross-Indemnity Agreement.

          (n) Merger with Just Jackets Corporation. All the transactions to be consummated on or before the closing pursuant to the Jackets Merger shall have been effected.

          (o) Closing Certificate. Each of ACSI and Subsidiary shall have furnished Superior, the Trustees and Strem with certificates, each executed by their respective presidents, dated the Closing Date, to the effect that all the representations and warranties of ACSI or Subsidiary, as the case may be, are true and complete in all material respects and all covenants to be performed by each of ACSI or Subsidiary, as the case may be, at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

          (p) Lock-Up Agreement. Each of Steve Natale and ACSI shall have executed the Lock-Up Agreement, to become effective upon the Closing, whereby Natale covenants and agrees, for a period of one (1) year from the Effective Time, not to sell, assign, transfer, or otherwise dispose under Rule 144 or other applicable provisions of the securities laws, 750,000 shares of ACSI Common Stock, being held of record or beneficially by Natale.

          (q) Resignation of Gill Champion. Gill Champion shall have submitted his resignation as an officer and director of ACSI, effective immediately at the Closing Date.

          (r) Market Price. The closing bid price for the ASCI Common Stock (as reported by NASDAQ) for the last NASDAQ trading day prior to the Effective Time shall be not less than $2.65 per share.



     7. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9, the closing of the Merger (the "Closing") will take place at the offices of Sheppard, Mullin, Richter & Hampton LLP as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Section 6 but in no event later than July 31, 1996 (the "Closing Date"); or such later date as shall have been fixed by a written instrument signed by the parties.

     7.1. Deliveries by ACSI and Subsidiary at the Closing. At the Closing, ACSI and Subsidiary shall deliver the following:

          (a) stock certificate(s), representing the Share Consideration registered in the name of the Trustees;

          (b) a wire transfer of immediately available funds, in the amount of $1,960,000.00, payable to the Trustees, representing the Cash Consideration, against delivery of the certificate(s) representing the Shares;

          (c) checks representing payment of the merger costs, as set forth in
Section 5.9 hereof, against the presentation of itemized invoices setting forth such costs and an explanation thereof in reasonable detail;

          (d) copies of (i) (A) resolutions adopted by the Board of Directors of ACSI authorizing ACSI to execute and deliver the ACSI Documents to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein and of any proposals approved by the stockholders of ACSI if ACSI shall have determined to hold a special meeting of stockholders to approve the Merger, (B) resolutions adopted by the Board of Directors of ACSI increasing the number of directors constituting the entire Board from two to five members, duly certified by the Secretary or Assistant Secretary of ACSI, and (C) resolutions adopted by the Board of Directors of ACSI with respect to Subsection 5.13(a) hereof; and (ii) resolutions of the Board of Directors of Subsidiary authorizing Subsidiary to execute and deliver the ACSI Documents to which it is a party, to perform its obligations thereunder, and to effect the Merger upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Subsidiary.

          (e) Confirmation, in the form satisfactory to the parties hereto, from the State of California or a filing service (jointly chosen by the parties hereto) that the Agreement of Merger of Superior with and into the Subsidiary has been filed with the Secretary of State of California; together with a copy of the executed form of such agreement.

          (f) Certificates of the Secretary or Assistant Secretary of each of ACSI and Subsidiary certifying as to the incumbency and specimen signatures of the officers of ACSI and Subsidiary executing the ACSI Documents on behalf of such corporation.

          (g) the Registration Rights Agreement, duly executed by ACSI.

          (h) the Employment Agreement, duly executed by ACSI.

          (i) the Lock-Up Agreement, duly executed by Natale.

          (j) the Cross-Indemnity Agreement duly executed by ACSI.

     7.2. Deliveries by Superior and/or the Trustees at the Closing. At the Closing, Superior, the Trustees and/or Strem, as applicable, shall deliver to ACSI and/or Subsidiary, as the case may be, the following:

          (a) stock certificate(s) representing the Shares, duly executed by the Trustees;

          (b) a copy of the resolutions of the Board of Directors of Superior, and the written consent of the Trustees, as all of the shareholders of Superior, authorizing Superior to execute and deliver the Superior Documents, to perform its obligations thereunder and to effect the Merger, duly certified by the Secretary or assistant Secretary of Superior.

          (c) Certificates of the Secretary or Assistant Secretary of Superior certifying as to the incumbency and specimen signatures of the officers of Superior executing the Superior Documents on behalf of such corporation.

          (d) the Registration Rights Agreement, duly executed by the Trustees.

          (e) the Employment Agreement, duly executed by Strem.

          (f) the Lock-up Agreement, duly executed by the Trustees.

          (g) the Cross-Indemnity Agreement, duly executed by Strem.

          (h) the Vendor Announcements duly executed by Strem.

          (i) California United Bank's waiver, forebearance or other similar documents from the California United Bank.

          (j) the Minute Books and other corporate records of Superior.

          (k) the three (3) most recent monthly bank statements pertaining to the banking activities of Superior.


     7.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.



     8. Post-Closing Covenants - Operating Facilities. The parties hereby acknowledge and agree that, effective upon the Closing Date, the corporate headquarters of ACSI, the Surviving Corporation and the subsidiaries of ACSI (except for the offices of Sierra Designs) shall be relocated to the current corporate location of Superior or such other location in the Los Angeles, California, metropolitan area as hereafter determined. ACSI shall, to the extent permitted by and subject to any applicable lease provisions, take reasonable steps following the Closing to terminate or sublet its current office lease agreement.

     9. Termination, Amendment and Waiver.

     9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) By mutual consent of Strem and the Boards of Directors of ACSI, Subsidiary and Superior; or

          (b) By ACSI and Subsidiary, on the one hand, or Superior, the Trustees and Strem, on the other hand, if (i) the Merger shall not have been consummated by July 31, 1996, or such later date as the parties shall have fixed by written instrument signed by the parties hereto; provided, however, that the right to terminate this Agreement under this Subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

          (c) By ACSI and Subsidiary, on the one hand, or by Superior, the Trustees and Strem, on the other hand, if, in the reasonable judgment of ACSI and Subsidiary or Superior, the Trustees and Strem, as the case may be, (and provided such parties are not then in material breach of their respective obligations hereunder), it shall have been determined that the transaction contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against ACSI or Superior; provided, however, that any action brought by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank shall not be deemed material for this subsection.

          (d) By ACSI and Subsidiary, on the one hand, or Superior, the Trustees and Strem, on the other hand, if, in the reasonable judgment of ACSI and Subsidiary or Superior, the Trustees or Strem, as the case may be (and provided such parties are not then in material breach of their respective obligations hereunder), it shall be determined that the business or assets or financial condition of the other unrelated corporate party hereto has been materially and adversely affected since the Balance Sheet Date, whether by reason of changes, developments or operations in the normal course of business or otherwise; provided, however, (i) that any steps taken or to be taken by ACSI to write off the assets with respect to its publicly disclosed terminated retail business or in payment of its legal, banking and audit fees associated with the transactions contemplated by this Agreement shall not constitute a material adverse change for purposes hereof, and (ii) any actions or inactions by California United Bank regarding the waiver or nonwaiver of defaults of Superior of its loan covenants with such bank shall not constitute a material adverse change for purposes hereof.

          (e) In the event ACSI or Subsidiary, on the one hand, or Superior, the Trustees or Strem on the other hand, breaches or otherwise fails to perform any material part of this Agreement, then the other party (or parties) hereto not in breach shall notify in (writing) the party in material breach and demand that such material breach or such material failure to perform be corrected within a stipulated period, which period shall not be less than ten (10) days following notification. If the party (or parties) in material breach fails to correct the material breach within the period stated in the written notice of demand for correction, the other party (or parties) may, in its (or their) sole discretion, immediately terminate this Agreement by giving the party (or parties) in material breach written notice of termination.

     9.2. Effect of Termination. In the event of the termination of this Agreement as provided in this Section 9, this Agreement shall, except with respect to Subsection 9.3, forthwith become null and void and there shall be no liability on the part of any party hereto except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder, in which case, the non-breaching party shall be entitled to damages. Any termination shall not, however, affect the obligations of the parties under the Confidentiality Agreement.

     9.3. Fees and Expenses.

          (a) Except as otherwise provided in Subsection 5.9 or in paragraphs
(b) and (c) below, each of the parties shall be responsible for, and shall pay, its or his respective fees and expenses incurred by such party in connection with the Merger and the transactions contemplated by this Agreement.

          (b) Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated prior to the Effective Time for any or the following reasons: (i) failure of ACSI to successfully consummate the Equity Funding, (ii) failure of the Board of Directors or shareholders of ACSI to approve the Merger or the Equity Funding, (iii) breach of this Agreement by ACSI or Subsidiary, or (iv) the arbitrary and capricious refusal of ACSI to proceed with the Merger despite the satisfaction or waiver by Superior and the

Trustees of any unfulfilled conditions precedent to the consummation of the transactions hereunder as set forth in Section 6.2, then ACSI shall, in addition to its own fees and expenses, be responsible for and shall pay or reimburse each of Superior, Strem and the Trustees, upon their respective submissions of true and complete statements (together with invoices, bills and similar proof attached thereto), for any and all fees and expenses (legal, accounting, advisor and other) actually incurred by Superior, the Trustees and Strem in good faith, or on their behalf, in connection with the letter of intent, the Confidentiality Agreement, this Agreement, the proposed Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing, ACSI shall not be responsible for any costs relating to advice or assistance sought by Strem or any of the principals and/or shareholders of Superior with respect to personal tax planning and money management strategies (including without limitation advice from the Mentor Group with respect to personal tax planning and money management strategies).

          (c) Notwithstanding anything contained in this Agreement to the contrary, in the event this Agreement is terminated prior to the Effective Time for any of the following reasons: (i) fraud of Superior or a material misstatement in the financial condition of Superior or (ii) breach of this Agreement by Superior, the Trustees or Strem, or (iii) the arbitrary and capricious refusal of Superior to proceed with the Merger despite the satisfaction or waiver by ACSI and Subsidiary of all conditions precedent to the consummation of the transactions hereunder as set forth in Section 6.1 hereof, then Superior shall, in addition to its own fees and expenses, be responsible for and shall pay or reimburse each of ACSI and Subsidiary, upon their respective submissions of true and accurate statements (together with invoices, bills and similar proof attached thereto), for any and all fees and expenses actually incurred by ACSI and Subsidiary or on their behalf in good faith (but specifically not including fees, expenses and charges payable to Boston and any bank, financial institution and/or investment banker, including their respective agents, for arranging or providing the Equity Funding and related financing) in connection with the letter of intent, the Confidentiality Agreement, this Agreement, the proposed Merger, and the transactions contemplated by this Agreement (but not the Equity Funding and other financing in connection with such transactions and actually incurred by banks, financial institutions and investment bankers).

     9.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     9.5. Waiver. At any time prior to the Effec- tive Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.



     10. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of one (1) year after the Effective Time.



     11. Arbitration.

     All disputes arising under this Agreement between ACSI and Subsidiary, on the one hand, and Superior, the Trustees or Strem, on the other hand, that cannot be amicably resolved by the parties shall be settled by binding arbitration in Los Angeles County, California, subject to the terms and provisions of this Section 11, and judgment upon the award rendered may be entered in any court having jurisdiction thereof; provided, however, that if equitable relief is sought (including injunctive relief) by a party hereto for a breach of this Agreement, then the non-breaching party may, in its sole discretion, enforce such rights or seek such equitable relief by court action. Except as provided below, the arbitration shall proceed in accordance with the laws of the State of California. Any party requesting arbitration shall serve a written demand for arbitration on the other parties by registered or certified mail. The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. There shall be three (3) arbitrators subject to the provisions below. No later than twenty (20) calendar days after a demand for arbitration is served, ACSI and Subsidiary shall jointly select and appoint one retired judge of the Los Angeles County Superior Court to act as an arbitrator, and the Trustees and Strem shall jointly select and appoint one retired judge of the Los Angeles County Superior Court to act as an arbitrator. If one side fails or refuses to appoint an arbitrator within such 20-day period, then the other party may apply to the Los Angeles County Superior Court for appointment of a retired judge to serve as an arbitrator. Not later than ten
(10) calendar days after the appointment of such two arbitrators, such two arbitrators shall appoint a retired judge of the Los Angeles County Superior Court to act as the third arbitrator. No later than ten (10) calendar days after appointment of the last arbitrator, the parties hereto shall jointly prepare and submit to the three arbitrators a set of rules for arbitration. In the event that the parties hereto cannot agree on the rules for the arbitration, the arbitrators shall establish the rules. All decisions by the three arbitrators shall be by majority rule. No later than ten (10) calendar days after the last arbitrator is appointed, the arbitrators shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing, which shall be in the English language, shall commence no later than one hundred twenty (120) calendar days after the last arbitrator is appointed and shall continue from day to day until completed. The arbitrators shall issue their award in writing no later than twenty (20) calendar days after the conclusion of the hearing.

     The arbitration award shall be final and binding regardless of whether any party fails or refuses to participate in the arbitration; provided, however, that after the written arbitration award is issued, any party may, within thirty
(30) days thereafter, file an appeal with the California Court of Appeal on issues of law only, and such appeal shall be governed by the normal California rules governing an appeal of a final trial court decision from the Los Angeles County Superior Court. No interlocutory appeals shall be permitted. If an appeal is filed, the decision of the California Court of Appeal shall be final, binding and nonappealable, and the arbitrators shall promptly reconvene and reissue their written arbitration award, revising their written arbitration award, if necessary, in light of such appellate decision. The arbitrators' award shall become final and binding upon the earlier to occur of (i) the expiration of the 30-day appeal period without an appeal being timely filed, or (ii) the issuance of the arbitrators' award following a timely appeal being filed and the issuance of an appellate decision. The arbitrators are empowered to hear and determine all disputes between the parties hereto concerning the subject matter of this Agreement, and the arbitrators may award money damages (but specifically not punitive damages), injunctive relief, rescission, restitution, costs, and attorneys' fees.

     In the event that any party serves a proper demand for arbitration under this Agreement, all parties may pursue discovery in accordance with California Code of Civil Procedure Section 1283.05, the provisions of which are incorporated herein by reference, with the following exceptions: (a) the parties hereto may conduct all discovery, including depositions for discovery purposes, without leave of the arbitrators; and (b) all discovery shall be completed no later than the commencement of the arbitration hearing or one hundred twenty
(120) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrators extend or shorten that period.

     The arbitrators shall not have the power to amend this Agreement in any respect.

     Until an arbitrators' award is issued, (A) the out-of-pocket cost of the arbitrator appointed by ACSI and Subsidiary (or appointed by the Court on their behalf) shall be paid by ACSI, (B) the out-of-pocket cost of the arbitrator appointed by the Trustees and Strem (or appointed by the Court on their behalf) shall be paid by Strem, and (C) the out-of-pocket cost of the third arbitrator and of the arbitration facilities shall be shared equally by ACSI and Strem. The arbitrators' award may, however, reallocate those costs upon a reasonable basis set forth in such award.



     12. General Provisions.

     12.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to ACSI or Subsidiary:          American CinemaStores, Inc.
                                   Suite 400
                                   1543 Seventh Street
                                   Santa Monica, California 90401
                                   Attn:  Steven Natale,
                                             President

                                   Telecopier: 310-394-3464


with a copy to:                    Tenzer Greenblatt LLP
                                   405 Lexington Avenue
                                   New York, New York 10174

                                   Attn:  Gary A. Schonwald

                                   Fax:  (212) 573-4313

If to Superior, Strem, or the Trustees:


                                   Superior/Panoramic Hand Prints Inc.
                                   7330 Varna Avenue
                                   North Hollywood, CA  91650
                                   Attn:  Robert J. Strem,
                                   President

                                   Telecopier: (818) 764-5875


with a copy to:                    Sheppard, Mullin, Richter
                                        & Hampton LLP
                                   333 South Hope Street
                                   48th Floor
                                   Los Angeles, California 90071
                                   Attn: Lawrence M. Braun, Esq.

                                   Telecopier:  (213) 620-1398

     12.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     12.3. Entire Agreement. This Agreement and the Confidentiality Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     12.4. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

     12.5. Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     12.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California without regard to its choice of law principles. Each of ACSI, Subsidiary, Superior, the Trustees and Strem hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States located in the County of Los Angeles, State of California (the "California Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim that such litigation brought in any California Courts has been brought in an inconvenient forum.

     12.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION, OR SIMILAR PROCEEDING BROUGHT RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

     12.8. Attorneys' Fees. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and costs incurred in litigating, arbitrating, or otherwise settling or resolving such dispute.

     12.9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.



     IN WITNESS WHEREOF, each of American CinemaStores, Inc., Subsidiary, Superior/Panoramic Hand Prints Inc., by their respective officers thereunto duly authorized, the Strem Family 1993 Trust U/T/A 11/9/93, by its respective trustees and Robert J. Strem, individually, have caused this Agreement to be executed as of the date first written above.


                                             AMERICAN CINEMASTORES, INC.



                                             By:__________________________
                                                  Steve Natale, President

                                             ASCI/SPI ACQUISITION CORP.



                                             By:___________________________
                                                  Steve Natale, President



                                             SUPERIOR/PANORAMIC HAND PRINTS
                                                  INC.


                                             By:___________________________
                                                  Robert J. Strem, President



                                             THE STREM FAMILY 1993 TRUST
                                                  U/T/A 11/9/93



                                             By:___________________________
                                                  Robert J. Strem, Trustee




                                             By:___________________________
                                                  Janet C. Strem, Trustee





                                             _______________________________
                                                  ROBERT J. STREM

                               INDEX OF SCHEDULES
                               ------------------


                                                                           Page
                                                                           ----

Exhibit 1.2 Agreement of Merger...............................................2
Exhibit 1.4(a) Articles of Incorporation......................................3
Exhibit 1.4(b) By-Laws .......................................................3
Exhibit 2.7(a) Draft Audit Financial Statements..............................11
Exhibit 2.7(b) Audited Financial Statements..................................12
Exhibit 5.3(d) Cross-Indemnity Agreement.....................................56
Exhibit 5.12 Strem Employment Agreement......................................63
Exhibit 6.1(h) Opinion of Sheppard, Mullin, Richter &
         Hampton LLP.........................................................72
Exhibit 6.1(u) Lock-up Agreement.............................................75
Exhibit 6.2(d) Opinion of Tenzer Greenblatt LLP..............................77
Exhibit 6.2(k) Registration Rights Agreement.................................78


Schedule 2.6 Conflicts ......................................................10
Schedule 2.8 Personal Guaranties.............................................14
Schedule 2.10 Properties.....................................................15
Schedule 2.13 Litigation.....................................................17
Schedule 2.17 Insurance......................................................21
Schedule 2.18 Banks; Power of Attorneys......................................22
Schedule 2.19 Employee Agreements............................................22
Schedule 2.21 Distributorships/Franchises....................................23
Schedule 2.22 Contracts......................................................24
Schedule 2.23 Customers/Suppliers............................................25
Schedule 2.25 Approvals and Consents.........................................26
Schedule 3.1 Jurisdictions...................................................28
Schedule 3.2 Subsidiaries....................................................28
Schedule 3.4 Capitalization..................................................29
Schedule 3.6 ASCI Conflicts..................................................33
Schedule 3.12 Properties.....................................................38
Schedule 3.15 Trademarks.....................................................40
Schedule 3.17 Insurance......................................................42
Schedule 3.18 Banks; Power of Attorneys......................................43
Schedule 3.19 Employee Agreements............................................43
Schedule 3.20 Business Matters...............................................44
Schedule 3.21 Contracts......................................................45
Schedule 3.22 Approvals and Consents.........................................45